Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES FIRST QUARTER EARNINGS

•	First quarter earnings of $0.18 per diluted share

•	16 new superstores opened since beginning of year

HUDSON, OH – May 16, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2006 first quarter ended April 30, 2005. Net income for the quarter totaled $4.2 million, or $0.18 per diluted share, versus net income of $6.7 million, or $0.30 per diluted share last year.

Net sales for the first quarter of fiscal 2006 increased 3.9% to $420.7 million from $404.9 million in the prior year. Same-store sales for the quarter increased 0.6% versus a 6.6% same-store sales increase last year.

Review of Operating Results

Quarterly results for the prior year reflect the necessary adjustments to revise the Company’s accounting for leases, as discussed in the Company’s 2005 Annual Report on Form 10-K.

Operating profit for the first quarter was $8.8 million, or 2.1% of net sales, versus $14.5 million, or 3.6% of net sales, in the prior year’s first quarter. Gross margins for the quarter decreased to 48.7% of net sales from 49.1% in the first quarter last year, due to a more promotional environment that resulted in reduced selling margins.

Selling, general and administrative expenses, excluding other expenses separately identified in the statement of operations, increased to 42.3% of net sales in the first quarter from 40.7% in the same quarter last year, due to the lack of leverage from essentially flat same-store sales results, coupled with an increase in advertising costs.

Operating profit for the quarter was also negatively impacted by $1.7 million of incremental expenses related to store pre-opening and closing costs, due to the increased level of real estate activity in the quarter.

Prior year first quarter results include costs related to the early redemption of debt. These costs negatively impacted pre-tax earnings by $4.2 million and represent the premium paid to retire the Company’s 10 3/8% senior subordinated notes and write-off the remaining deferred debt costs on that debt. The Company completed its refinancing initiatives in the first quarter of last year.

Alan Rosskamm, chairman and chief executive officer said, “While we anticipated a down first quarter relative to last year, due to the increased level of store pre-opening costs, we were disappointed with our overall performance. Sales in the first nine weeks of the quarter did not meet our expectations. On a positive note, our superstore openings are on-track and the stores opened during the first quarter are off to a good start. Our superstores, which now account for almost 40% of total company revenues, outperformed traditional stores in the first quarter, with same-store sales in superstores increasing 2.8%.”

Mr. Rosskamm concluded, “In fiscal 2006, we will open up to 40 new superstores, by far the most annual superstore openings in our Company’s history. In the second half, our top-line should begin to demonstrate the benefits of our expanded growth strategy. In addition, we are focused on fresh merchandising and marketing initiatives for our Fall selling season that should drive sales and result in a solid second half earnings improvement.”

In the first quarter, the Company opened 11 superstores, one traditional store and closed 14 traditional stores. Subsequent to the end of the first quarter, the Company has opened an additional five superstores.

Fiscal 2006 Outlook

For the second quarter, historically the Company’s weakest quarter of the year, the Company is projecting a net loss of $0.10 to $0.15 per diluted share. For the second half of the year, the Company is projecting earnings growth of 10% to 15%, or earnings between $1.85 to $1.95 per diluted share, versus earnings of $1.70 per diluted share in the second half of last year. Based on the Company’s fiscal first quarter 2006 earnings performance and the expectations for the remainder of the year, the Company now expects full-year earnings of $1.88 to $2.03 per diluted share.

Included in management’s fiscal 2006 earnings guidance is approximately $8 to $9 million, or $0.21 to $0.24 per share, for the pre-tax cost of expensing stock options and the amortization of the value of restricted stock, which the Company reports separately in the line-item “stock-based compensation expense” in the statement of operations.

Conference Call on the Web

Investors will have the opportunity to listen to the first quarter earnings conference call at
4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the top of our home page and click on “Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 5523503.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 720 Jo-Ann Fabrics and Crafts traditional stores and 130 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, longer-term unseasonable weather or wide spread severe weather, the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations

	(Unaudited)
	Thirteen Weeks Ended
	April 30,	May 1,
	2005	2004
(Dollars in millions, except per share data)		(Restated)
Net sales	$420.7	$404.9
Cost of sales	215.9	205.9

Gross margin	204.8	199.0
Selling, general and administrative expenses	177.9	164.8
Store pre-opening and closing costs	4.9	3.2
Depreciation and amortization	10.5	10.3
Stock-based compensation expense	2.7	2.0
Debt repurchase expenses	—	4.2

Operating profit	8.8	14.5
Interest expense, net	2.1	3.6

Income before income taxes	6.7	10.9
Income tax provision	2.5	4.2

Net income	$4.2	$6.7

Net income per common share – basic	$0.19	$0.31

Net income per common share – diluted	$0.18	$0.30

Weighted average shares outstanding (in thousands):
Basic	22,479	21,817

Diluted	23,208	22,680

OTHER INFORMATION
Number of stores open at period end:
Traditional stores	724	780
Superstores	125	94

	849	874

Square footage at period end (000’s):
Traditional stores	10,559	11,325
Superstores	5,124	4,016

	15,683	15,341

Average square footage per store:
Traditional stores	14,600	14,500

Superstores	41,000	42,700

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JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	April 30,	May 1,	January 29,
	2005	2004	2005
(Dollars in millions)		(Restated)
Assets
Current assets:
Cash and cash equivalents	$43.2	$15.2	$79.6
Inventories	446.4	420.1	439.7
Deferred income taxes	21.3	21.7	21.3
Prepaid expenses and other current assets	20.7	24.1	22.3
Total current assets	531.6	481.1	562.9
Property, equipment and leasehold improvements, net	238.8	221.0	238.0
Goodwill, net	27.1	26.5	27.1
Other assets	11.4	10.1	11.3

Total assets	$808.9	$738.7	$839.3

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$153.2	$142.3	$167.2
Accrued expenses	59.9	61.2	91.6
Total current liabilities	213.1	203.5	258.8
Long-term debt	100.0	106.6	100.0
Deferred income taxes	27.6	32.9	27.6
Lease obligations and other long-term liabilities	49.8	39.2	44.0
Shareholders’ equity	418.4	356.5	408.9

Total liabilities and shareholders’ equity	$808.9	$738.7	$839.3